Filed pursuant to Rule 424(b)(5)
Registration No. 333-220958

Prospectus Supplement (To Prospectus dated December 6, 2017)

1,970,000 Shares

Common Stock

We are offering up to 1,970,000 shares of our common stock. Our common stock is listed on The Nasdaq Capital Market under the symbol “ALBO.” The last reported sale price of our common stock on The Nasdaq Capital Market on January  24, 2018 was $35.76 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$33.00	$65,010,000
Underwriting discount(1)	$1.98	$3,900,600
Proceeds, before expenses, to us	$31.02	$61,109,400

(1)	We refer you to “Underwriting” beginning on page S-32 of this prospectus supplement for additional information regarding total underwriting compensation.

The underwriters may also exercise their option to purchase up to 295,500 additional shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock against payment on or about January 29, 2018.

Joint Bookrunning Managers

Cowen	William Blair

Co-Managers

Needham & Company	Wedbush PacGrow	Roth Capital Partners

The date of this prospectus supplement is January 25, 2018.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-220958) that we initially filed with the Securities and Exchange Commission, or SEC, on October 13, 2017, and that was amended on November 16, 2017 and declared effective by the SEC on December 5, 2017. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the sections entitled “Where You can Find More Information” and “Incorporation of Documents by Reference” in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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Unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us,” “our” and similar terms refer to Albireo Pharma, Inc. and its direct and indirect subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement, our consolidated financial statements and the related notes thereto and the other documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and other liver or gastrointestinal, or GI, diseases and disorders. The initial target indication for our lead product candidate, A4250, is progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. We have completed a Phase 2 clinical trial in children with chronic cholestasis and we plan to initiate a Phase 3 clinical trial in patients with PFIC by the spring of 2018. In addition to PFIC, we plan to consider conducting future clinical development of A4250 as a treatment for one or more other pediatric cholestatic liver diseases and disorders. Our clinical-stage product candidates in addition to A4250 include elobixibat, which has received regulatory approval in Japan for the treatment of chronic constipation and which we are considering conducting clinical development of as a treatment for nonalcoholic steatohepatitis, or NASH, and A3384, which is a product candidate to treat bile acid malabsorption, or BAM. We also have a preclinical program in NASH.

Bile acids are a component of bile, a key digestive liquid made in the liver, that play a critical role in dietary absorption and the regulation of metabolic processes. Specifically, bile acids are recycled from the small intestine to the liver as part of a process known as enterohepatic circulation. When the flow of bile from the liver stops or is disrupted, a condition known as cholestasis, bile acids accumulate in the liver and in the serum, which is a component of blood. Elevated bile acids in the liver and serum often leads to severe liver damage and other consequences, including itching, or pruritus. A4250 partially inhibits a protein known as ileal sodium dependent bile acid transporter, or IBAT, which is responsible for initiating the recirculation of bile acids from the small intestine to the liver. As an IBAT inhibitor, A4250 acts to reduce serum bile acids and to increase bile acids being excreted through the colon. Elobixibat is also an IBAT inhibitor.

A4250—our lead product candidate for PFIC and potentially other orphan pediatric liver diseases.    A4250 is a novel, minimally absorbed, orally administered IBAT inhibitor. Our initial target indication for A4250 is PFIC. We have completed an open label, dose finding Phase 2 clinical trial in children with chronic cholestasis and we plan to initiate a Phase 3 clinical trial in patients with PFIC by the spring of 2018. The Phase 2 trial included children with chronic cholestasis caused by any of a number of different liver conditions, including PFIC, biliary atresia or Alagille syndrome, or ALGS. These data showed a reduction in serum bile acids in a substantial majority of patients and improvement in pruritus that was significantly correlated with the reduction in serum bile acids. In addition, A4250 was generally well tolerated in the trial.

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PFIC.    We plan to conduct a Phase 3 clinical trial of A4250 in patients with PFIC, as well as an open label extension study to assess long-term safety and durability of response. We plan to initiate a Phase 3 clinical trial in patients with PFIC by the spring of 2018. We have chosen

PFIC as the lead indication for A4250 because we believe there is an especially strong scientific rationale for the use of an IBAT inhibitor to prevent progressive liver disease caused by PFIC. Our planned Phase 3 PFIC trial, which we expect to commence by the spring of 2018, is designed to be a randomized, double blind, placebo controlled, multicenter, clinical trial designed to enroll approximately 60 patients with PFIC (type 1 or 2). Patients will be assigned to receive either 40 µg (microgram) per kg per day or 120 µg per kg per day of A4250, or placebo, for 24 weeks. The primary endpoint for U.S. Food and Drug Administration, or FDA, evaluation, and a key secondary endpoint for European Medicines Agency, or EMA, evaluation, will be an assessment of change in pruritus. The primary endpoint for EMA evaluation, and a key secondary endpoint for FDA evaluation, will be serum bile acid responder rate where a responder is a patient who achieves either a reduction in serum bile acid levels of 70% or more from baseline or a reduction of serum bile acid levels at least to an absolute level that is specified in between 50 and 100 micromoles (µmol) per liter. As designed, the trial provides at least 80% power to detect a positive outcome on both the change in pruritus endpoint and the serum bile acid responder rate endpoint, with a positive outcome defined as superiority for either the 40 µg/kg/day A4250 dose group or the 120 µg/kg/day A4250 dose group compared to the placebo dose group at a significance level of p ≤ 0.025. The trial will also have several additional secondary endpoints. The planned double blind Phase 3 trial, together with available data from the then-ongoing extension study, are expected to form the primary support for drug approval applications for A4250 in both the United States and European Union for the treatment of patients with PFIC.

The precise prevalence of PFIC is unknown, but PFIC has been estimated to affect between one in every 50,000 to 100,000 children born worldwide. Based on the estimated incidence and need for liver transplant, published birth rates, and estimates of the effect of pediatric liver transplant on life expectancy, we estimate the prevalence of PFIC to be approximately 10,000 patients in major pharmaceutical markets, including approximately 3,200 in the United States and 5,000 in the European Union. There are currently no drugs approved for the treatment of PFIC. First-line treatment for PFIC is typically off-label ursodeoxycholic acid, or UDCA, which is approved in the United States and elsewhere for the treatment of primary biliary cholangitis, or PBC. However, many PFIC patients do not respond well to UDCA, undergo partial external bile diversion, or PEBD, surgery and often require liver transplantation. PEBD surgery is a life-altering and undesirable procedure in which bile is drained outside the body to a stoma bag that must be worn by the patient 24 hours a day. Of all PFIC patients, we believe A4250 will primarily benefit those who have not yet undergone PEBD surgery or liver transplant, as well as those who have had or may have surgery to reverse the PEBD procedure. Accordingly, we estimate the addressable PFIC patient population for A4250 to be approximately 1,200 patients in the United States and approximately 1,900 patients in the European Union.

In September 2017, we announced that we had agreed on a pediatric investigation plan, or PIP, for A4250 in patients with PFIC with the EMA’s Paediatric Committee. The agreed PIP includes our planned double blind, placebo controlled, Phase 3 study of A4250 in patients with PFIC and our completed Phase 2 study of A4250 in children with cholestatic liver disease described above, as well as a small clinical trial in neonates with PFIC, which will be deferred until after completion of the planned Phase 3 trial, and the development of a liquid formulation.

∎	Other Indications Under Consideration. We intend to conduct future clinical development of A4250 as a treatment for other pediatric cholestatic liver diseases and disorders in addition to PFIC. These indications may include one or more of biliary atresia, ALGS and sclerosing cholangitis and pediatric cholestatic pruritus.

Biliary atresia is a partial or total blocking or absence of large bile ducts that causes cholestasis and resulting accumulation of bile that damages the liver. The estimated worldwide incidence of biliary atresia is 18.5 per 100,000 births. There are currently no drugs approved for the treatment of biliary atresia. The current standard of care is a surgery known as the Kasai procedure, or hepatoportoenterostomy, in which the obstructed bile ducts are removed and a section of the small intestine is connected to the liver directly. However, only an estimated 25% of those initially undergoing the Kasai procedure will survive to their twenties without need for liver transplantation.

ALGS is a genetic condition associated with liver, heart, eye and skeletal abnormalities. In particular, ALGS patients have fewer than normal bile ducts inside the liver, which leads to cholestasis and the accumulation of bile and causes scarring in the liver. The prevalence of ALGS has been estimated to be one in 70,000 newborns. There are currently no drugs approved for the treatment of ALGS. Current treatment for ALGS is generally in line with current treatments for PFIC as described above.

Sclerosing cholangitis refers to swelling (inflammation), scarring, and destruction of bile ducts inside and outside of the liver. The first symptoms are typically fatigue, itching and jaundice, and many patients with sclerosing cholangitis also suffer from inflammatory bowel disease. The estimated incidence of sclerosing cholangitis is 6.3 cases per 100,000 people. There are currently no drugs approved for the treatment of sclerosing cholangitis. First-line treatment is typically off-label UDCA, although UDCA has not been established to be safe and effective in patients with sclerosing cholangitis in well controlled clinical trials.

Pediatric cholestatic pruritus refers to pruritus symptoms in children suffering from any disease or condition characterized by chronic cholestasis. Severe pruritus is a debilitating symptom afflicting cholestatic patients and, although pruritus cannot reliably be relieved by scratching, patients often resort to destructive scratching behaviors that can cause bleeding and scarring. Cholestatic liver disease has been estimated to affect approximately one in 2,500 newborns worldwide, and, based on reported rates of pruritus across several different causes of pediatric cholestasis, we estimate pruritus to affect approximately 45% of all children with cholestatic liver disease. There are currently no drugs approved specifically for the treatment of pediatric cholestatic pruritus.

Other Product Candidates—Elobixibat and A3384.

∎	Elobixibat as a treatment for chronic constipation. Elobixibat is another novel, minimally absorbed, orally administered IBAT inhibitor. We have granted commercial rights to elobixibat for the treatment of chronic constipation and other GI diseases in Japan and other select markets in Asia to EA Pharma Co., Ltd. (formerly known as Ajinomoto Pharmaceuticals Co., Ltd.), or EA Pharma, a company formed by a business combination between Ajinomoto Pharmaceuticals and the GI business of Eisai Co., Ltd. (Eisai). EA Pharma plans to co-market elobixibat in Japan with another company, Mochida Pharmaceutical Co., Ltd., and to co-promote elobixibat in Japan with Eisai.

In January 2018, the Japanese Ministry of Health, Labour and Welfare, or MHLW, approved a new drug application filed by EA Pharma for elobixibat for the treatment of chronic constipation. The MHLW approval triggers approximately $55 million in payments to us, including €9 million from EA Pharma under our 2012 license agreement and, subject to customary closing conditions, $45 million from HealthCare Royalty Partners III, L.P., or HCR, under a royalty interest acquisition agreement that we entered into in December 2017.

Under the royalty interest acquisition agreement with HCR, we are eligible for a $15 million payment if a specified sales milestone is achieved for elobixibat in Japan, in addition to the $45 million payment described above. In return, we sold to HCR our right to receive all royalties and sales milestones for elobixibat in Japan that may become payable by EA Pharma pursuant to our license agreement with EA Pharma, up to a specified maximum amount equal to 175% of the amount paid by HCR to us under the agreement plus certain patent-related expenses (if such patent-related expenses become payable by HCR). If the maximum amount is reached, we will again become eligible to receive royalties and sales milestones for elobixibat from EA Pharma under the terms of the license agreement.

We have commercial rights to elobixibat in the United States, Europe, China and otherwise outside of the territories licensed to EA Pharma. We do not have any current plan to seek a license or other partnering transaction with a third party for elobixibat for chronic constipation in the United States or Europe. Whether or not we elect to seek such a transaction, we do not currently anticipate that we will conduct future clinical trials of elobixibat as a treatment for chronic constipation independently.

∎	Elobixibat as a treatment for NASH. Based on findings on parameters relevant to NASH in clinical trials of elobixibat that we previously conducted in patients with chronic constipation and in patients with elevated cholesterol and findings on other parameters relevant to NASH from nonclinical studies that we previously conducted with elobixibat or a different IBAT inhibitor, we believe elobixibat has potential benefit in the treatment of NASH. In particular, in a clinical trial in dyslipidemia patients, elobixibat given for four weeks reduced low-density lipoprotein (LDL) cholesterol, with the occurrence of diarrhea being substantially the same as the placebo group. Also, in other clinical trials in constipated patients, elobixibat given at various doses and for various durations reduced LDL-cholesterol and, in one trial, increased levels of glucagon-like peptide 1 (GLP-1). Moreover, A4250 (an IBAT inhibitor) showed significant improvement (p < 0.05) on the nonalcoholic fatty liver disease activity score in an established model of NASH in mice known as the STAM™ model and improvement in liver inflammation and fibrosis in another preclinical mouse model. If our pending method of use patent for elobixibat in NASH issues in the United States, we may conduct a Phase 2 clinical trial of elobixibat in NASH. If we elect to conduct a Phase 2 clinical trial of elobixibat in NASH, we expect to initiate the trial by the first quarter of 2019.

∎	A3384. A3384 is a proprietary formulation of cholestyramine that is designed to release cholestyramine directly in the colon. We may conduct either or both of a Phase 2 clinical trial of A3384 as a treatment for BAM, if our pending formulation-related patents for A3384 issue in the United States, or a clinical trial in healthy volunteers to assess A3384’s drug-drug interaction profile. If we elect to conduct a clinical trial of A3384, we expect to initiate the trial by the end of 2018. BAM, which is sometimes also called bile acid diarrhea, occurs when bile acids are overproduced or are not sufficiently reabsorbed in the small intestine, causing elevated levels of bile acids to instead reach the colon and leading to chronic watery diarrhea. Based on a reported estimate of the prevalence of irritable bowel syndrome with diarrhea, or IBS-D, and published third-party studies that suggest approximately one-third of IBS-D patients have BAM, we estimate the prevalence of BAM to be approximately 1.3 million people in the United States and approximately 2.2 million people in the European Union. There are currently no drugs approved in the United States for the treatment of BAM.

Cholestyramine, which is approved in some countries in Europe to treat diarrhea associated with certain GI conditions, is commonly prescribed off-label to treat BAM. Cholestyramine is a well characterized bile acid sequestrant, which is also known as a resin. The benefit of cholestyramine has historically been limited both because of poor tolerability and because of its negative effect on absorption of other medications and important fat soluble vitamins. We believe that a better tolerated formulation that is capable of delaying the activity of cholestyramine until it reaches the colon has potential to provide therapeutic benefit for patients with BAM.

In addition to our clinical-stage product candidates, we have a preclinical program in NASH.

Our Pipeline

The following table summarizes our most advanced product candidates and programs:

Our Strategy

Our goal is to be a leader in the development and commercialization of novel therapeutics for orphan pediatric cholestatic liver diseases and disorders where there is high unmet medical need, while also leveraging our expertise in bile acid modulation to treat other liver and GI diseases and disorders. To achieve our goal, we intend to pursue the following strategies.

∎	Rapidly develop A4250 to marketing approval to treat patients with PFIC. It is our objective to conduct a single Phase 3 clinical trial in patients with PFIC that, together with available data from a then-ongoing long-term, open label extension study, forms the primary support for applications for marketing approval of A4250 in both the United States and European Union.

∎	Maximize the benefit and commercial potential of A4250 by considering expanding development to additional orphan pediatric cholestatic indications. Although we have chosen PFIC as our lead indication for A4250, we also believe A4250 can benefit children suffering from other cholestatic diseases and disorders. We plan to consider conducting future clinical development of A4250 as a treatment for one or more of these other pediatric cholestatic liver diseases and disorders in addition to PFIC to help address these unmet medical needs and to maximize the commercial potential of A4250.

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Develop the capability to commercialize A4250 to treat orphan pediatric liver diseases, if approved, through a targeted sales force in the United States and Europe and collaborate selectively to commercialize A4250 outside of these regions.    If we receive marketing approval in the United States or Europe for A4250 to treat patients with PFIC or any other pediatric cholestatic liver disease or disorder, we plan to build the capabilities to effectively commercialize A4250 in the approved indication(s) in the applicable region. We believe that the required commercial organization would be modest in size and targeted to the relatively small number of specialists in the United States and Europe who treat children with cholestatic liver disease. If we receive marketing approval outside of the United States and Europe for A4250 to treat patients with PFIC or any other pediatric cholestatic liver disease or disorder, we plan to selectively utilize collaboration, distribution and other marketing arrangements with third parties to commercialize A4250 in the approved indication(s) in the regions outside the United States or Europe where we receive approval.

∎	Collaborate selectively to develop and commercialize product candidates targeting nonorphan indications, potentially including elobixibat, A3384 or any future product candidate to treat NASH. We intend to selectively seek alliances and collaborations to assist us in furthering the development or commercialization of product candidates targeting large primary care markets that must be served by large sales and marketing organizations. These product candidates may include any or all of A3384, any potential future product candidate that arises from our preclinical program in NASH, and elobixibat.

Risks Relating to Our Business

We are a biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of significant risks of which you should be aware before you decide to buy shares of our common stock. Among these important risks are the following:

∎	We have incurred significant losses since our inception. We expect to continue to incur losses and may never generate profits from operations or maintain profitability.

∎	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

∎	We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

∎	We depend heavily on the success of our lead product candidate, A4250, which we are developing initially for the treatment of patients with PFIC and potentially also for other pediatric cholestatic liver diseases and disorders. If we are unable to commercialize A4250 or experience significant delays in doing so, our business will be materially harmed.

∎	If clinical trials of A4250 or any of our other product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or the EMA, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of the applicable product candidate.

∎	Favorable results seen to date in clinical trials of A4250, including our open label Phase 2 trial of A4250 in patients with cholestatic liver disease, may not be predictive of favorable results in our planned Phase 3 clinical trial of A4250 in patients with PFIC, which will be placebo controlled and involve different doses, treatment duration, number of patients and outcome measures and may have other differences in design or execution.

∎	We plan to use change in pruritus as the primary endpoint for purposes of FDA evaluation in our planned Phase 3 trial in PFIC patients. Because the assessment of pruritus relies on subjective patient or caregiver feedback, it is challenging to evaluate and measure consistently and, for any patient, a self-reported outcome may vary from a caregiver-reported outcome.

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The clinical trial designs, durations, endpoints and outcomes that will ultimately be required to obtain marketing approval of A4250 to treat PFIC patients are uncertain and, in any case, may vary among the FDA, EMA and other regulatory authorities outside of the United States and European Union. Based on feedback that we have received from the FDA and the EMA, we expect both regulatory authorities to place a greater emphasis on the totality of the data from our planned Phase 3 clinical trial, including secondary endpoints, than may generally be expected. As a result, there is risk that, even if the primary endpoint of our planned Phase 3 clinical trial of A4250 for FDA evaluation purposes or for EMA evaluation purposes is met with statistical significance, the applicable regulatory authority may not find the overall results of our planned Phase 3 trial to be sufficient to support marketing approval of A4250 to treat PFIC, a symptom of PFIC such as pruritus or any other indication, and we may never receive marketing approval. Similar risks also apply for A3384, which is a product candidate for the treatment of BAM.

∎	The design of our planned Phase 3 clinical trial of A4250 in patients with PFIC does not conform precisely in all respects to the recommendations or preferences expressed by either the FDA or EMA.

∎	If we experience delays or difficulties in the enrollment of patients in our planned Phase 3 clinical trial of A4250 in patients with PFIC, our receipt of marketing approval for A4250 could be delayed or prevented.

∎	If the commercial opportunity in PFIC is smaller than we anticipate, or if A4250 receives approval to treat only a specific subpopulation of patients with PFIC or only a specific symptom of PFIC such as pruritus, our future revenue from A4250 may be adversely affected and our business may suffer.

∎	If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell A4250 or any of our other current or potential future product candidates, we may not be successful in commercializing the applicable product candidate if it receives marketing approval.

∎	We face substantial competition, which may result in others discovering, developing or commercializing products to treat our target indications or markets before or more successfully than we do.

∎	We rely on EA Pharma for the successful commercialization of elobixibat to treat chronic constipation in Japan and other select markets in Asia. If EA Pharma does not successfully commercialize elobixibat in Japan, we may not receive any future payments under our royalty interest acquisition agreement with HCR or our license agreement with EA Pharma.

∎	We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such clinical trials.

∎	Use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

∎	If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

∎	Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

∎	Even if we complete the necessary clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our product candidates. If we are not able to obtain, or if there are delays in obtaining, required marketing approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

For additional information about the risks we face, please see the information contained in or incorporated by reference under “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Corporate Information

Prior to November 3, 2016, we were a specialty biopharmaceutical company known as Biodel Inc. that historically had been focused on the development and commercialization of innovative treatments for diabetes. Biodel was originally incorporated in the State of Delaware in December 2003 under the name “Global Positioning Group, Ltd.” and subsequently changed its name to “Biodel Inc.” Albireo Limited was formed in connection with a spinout transaction from AstraZeneca AB in 2008 in which AstraZeneca assigned to Albireo AB all of its rights in and to its portfolio of IBAT inhibitors, including elobixibat and A4250, as well as other preclinical assets.

On November 3, 2016, we completed a share exchange transaction, or the Transaction, pursuant to an Amended and Restated Share Exchange Agreement dated July 13, 2016 that we entered into with Albireo Limited and the shareholders and noteholders of Albireo Limited. In the Transaction, each holder of Albireo Limited shares or notes convertible into Albireo Limited shares sold their shares of Albireo Limited for newly issued shares of our common stock. As a result, Albireo Limited became a wholly owned subsidiary of Biodel, Biodel’s corporate name was changed to Albireo Pharma, Inc., the business of Albireo Limited became our business and we became a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal disorders.

Our corporate headquarters are located at 10 Post Office Square, Suite 502 South, Boston, Massachusetts 02109 and our telephone number is (857) 254-5555. We also have an office in Gothenburg, Sweden. We maintain a website at www.albireopharma.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

All brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus supplement and the accompanying prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	1,970,000 shares

Common stock estimated to be outstanding immediately after this offering	10,852,785 shares (or 11,148,285 shares if the underwriters exercise their option to purchase additional shares of common stock in full)

Option to purchase additional shares	We have granted the underwriters an option for a period of up to 30 days to purchase up to 295,500 additional shares of common stock at the offering price.

Offering price	$33.00 per share of common stock.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $60.8 million, or approximately $69.9 million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use substantially all of the net proceeds from this offering: (i) to expand the Phase 3 clinical program of A4250 to treat patients with PFIC to support potential future approval in Japan; (ii) to progress clinical development of our pipeline product candidates; (iii) to accelerate our preclinical program in NASH; (iv) to conduct activities in preparation for a potential future commercial launch of A4250 to treat patients with PFIC in the United States and European Union; and (v) for general and administrative expenses, capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” on page S-22 of this prospectus supplement for a more complete description of the intended use of proceeds from this offering.

Risk Factors	An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” on page S-11 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Nasdaq Capital Market Symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “ALBO.”

The number of shares of our common stock to be outstanding after this offering is based on an aggregate of 8,882,785 shares of our common stock outstanding as of September 30, 2017 and excludes:

∎	1,027,321 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $17.81 per share, of which 331,832 shares were vested as of such date;

∎	67,260 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, or the 2016 Plan, as of September 30, 2017, plus up to an additional maximum of 163,288 shares that are represented by outstanding stock options granted under the Biodel Inc. 2010 Stock Incentive Plan, as amended, or the 2010 Plan, as of September 30, 2017, which may be issued solely after the forfeiture, expiration or cancellation of such stock options; and

∎	150,000 shares of common stock reserved for future issuance under the 2017 Inducement Equity Incentive Plan, or the 2017 Inducement Plan, as of September 30, 2017.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding stock options, as described above, and no exercise by the underwriters of their option to purchase additional shares of our common stock.

Subsequent to September 30, 2017 and through the date of this prospectus supplement, we issued 19,999 shares of our common stock upon the exercise of stock options.

RISK FACTORS

You should consider carefully the risks described below and discussed in the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our shares of common stock. If any of the following events actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus supplement and the accompanying prospectus are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Favorable results seen to date in clinical trials of A4250, including our open label Phase 2 trial of A4250 in patients with cholestatic liver disease, may not be predictive of favorable results in our planned Phase 3 clinical trial of A4250 in patients with PFIC, which will be placebo controlled and involve different doses, treatment duration, number of patients and outcome measures and may have other differences in design or execution.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials, even after promising results in earlier trials or in preclinical studies. Similarly, companies have experienced disappointing outcomes in later phases of a multiphase clinical trial, even after promising results in an early phase of the trial. A4250 has been evaluated in an open label Phase 2 trial in children with chronic cholestasis and in an investigator-initiated Phase 2 clinical trial for the treatment of PBC. Data from our Phase 2 trial in children with chronic cholestasis showed a reduction in serum bile acids in a substantial majority of patients and improvement in pruritus that was significantly correlated with the reduction in serum bile acids. In addition, based on data from the PBC trial that we received from the investigator, nine patients with pruritus received A4250 and all of them reported a reduction in pruritus. If the favorable findings on pruritus and serum bile acids seen in these two Phase 2 trials are not replicated in our planned trial of A4250 in patients with PFIC or in any other future trial of A4250 in patients with PFIC or other pediatric cholestatic liver disease or disorder, we may not obtain marketing approval for A4250 to treat any indication, in which case our business would be materially and adversely affected.

Our planned Phase 3 trial of A4250 in patients with PFIC will involve a greater number of patients, different outcome measures, doses and treatment duration and may have other differences in trial design, in addition to the difference in patient population, compared with either the pediatric chronic cholestasis trial or the PBC trial. For example, our planned Phase 3 trial of A4250 in patients with PFIC will be a randomized, double blind, placebo controlled, multicenter, clinical trial designed to enroll approximately 60 patients with PFIC (type 1 or 2), with a treatment duration of 24 weeks. The primary endpoint for FDA evaluation, and a key secondary endpoint for EMA evaluation, will be an assessment of change in pruritus. The primary endpoint for EMA evaluation, and a key secondary endpoint for FDA evaluation, will be serum bile acid responder rate, where a responder is a patient who achieves either a reduction in serum bile acid levels of 70% or more from baseline or a reduction of serum bile acid levels at least to an absolute level that is specified in between 50 and 100 µmol/l. Although we have assessed the effects of A4250 on serum bile acids in prior clinical trials of A4250, we have not previously utilized this serum bile acid responder rate endpoint. Moreover, we do not have any prior data regarding the effect of a placebo in patients with PFIC on serum bile acid levels, pruritus or any other outcome variable to guide the planning for our planned Phase 3 PFIC trial, which increases the risk that the trial will not be powered adequately to show a statistically significant separation between A4250 and placebo.

Furthermore, the specific patient-reported or caregiver-reported measures used to assess change in pruritus can vary from trial to trial. For example, the pruritus scales that were used in the PBC trial are not the same as the scales used in our trial in children with chronic cholestasis, except that the visual analogue scale of itching, known as VAS-itch, is common to both trials. To assess change in pruritus in our planned Phase 3 trial of A4250 in patients with PFIC, we plan to use patient-reported and caregiver-reported outcome instruments that we have developed taking into account input from PFIC patients and their caregivers, which employ or rely on different questions or assessments, require a different outcome to establish a positive response or are otherwise different from the outcome instruments used in our Phase 2 trial in children with chronic cholestasis. The differences in these instruments may reduce the likelihood that data from the Phase 2 trials of A4250 in children with chronic cholestasis or in PBC patients will be predictive of favorable results in the planned Phase 3 PFIC trial.

In addition, the doses of A4250 to be evaluated in our planned Phase 3 trial for some PFIC patients may not be precisely the same as the weight-based doses that we evaluated in our Phase 2 trial of A4250 in children with chronic cholestasis. Although we expect that patients in the planned trial of approximately the same weight will receive the same total dose of A4250, any difference in relative weights between particular patients will result in a difference in weight-based doses between those patients. This may reduce the likelihood that weight-based data from the Phase 2 trial will be predictive of favorable results in our planned PFIC trial.

We plan to use change in pruritus as the primary endpoint for purposes of FDA evaluation in our planned Phase 3 trial in PFIC patients. Because the assessment of pruritus relies on subjective patient or caregiver feedback, it is challenging to evaluate and measure consistently and, for any patient, a self-reported outcome may vary from a caregiver-reported outcome.

The primary endpoint in our planned Phase 3 trial of A4250 in patients with PFIC, for FDA evaluation, and a key secondary endpoint for EMA evaluation, will be an assessment of change in pruritus. Because the assessment of pruritus relies on subjective patient or caregiver feedback, it is challenging to evaluate and measure consistently and, for any patient, a self-reported outcome may vary from a caregiver-reported outcome. The measure of pruritus can be influenced by factors outside of our control and can vary widely from measurement point to measurement point for a particular patient, from patient to patient and from site to site within a clinical trial. Moreover, patients given an inactive comparator, or placebo, in a clinical trial may perceive a change in pruritus that is greater than we anticipated when designing the trial or that is comparable to the change experienced by patients given A4250, which could obscure the effect of A4250 in the trial and reduce the likelihood that the trial will be successful. In addition, the FDA or EMA may determine that the patient-reported outcome instrument or the caregiver-reported outcome instrument that we use in our planned Phase 3 trial to assess pruritus is not adequately reliable or valid for use with PFIC patients, which would delay and potentially prevent our receipt of marketing approval for A4250.

The clinical trial designs, durations, endpoints and outcomes that will ultimately be required to obtain marketing approval of A4250 to treat PFIC patients are uncertain and, in any case, may vary among the FDA, EMA and other regulatory authorities outside of the United States and European Union. Based on feedback that we have received from the FDA and the EMA, we expect both regulatory authorities to place a greater emphasis on the totality of the data from our planned Phase 3 clinical trial, including secondary endpoints, than may generally be expected. As a result, there is risk that, even if the primary endpoint of our planned Phase 3 clinical trial of A4250 for FDA evaluation purposes or for EMA evaluation purposes is met with statistical significance, the applicable regulatory authority may not find the overall results of our planned Phase 3 trial to be sufficient to support marketing approval of A4250 to treat PFIC, a symptom of PFIC such as pruritus or any other indication, and we may never receive marketing approval. Similar risks also apply for A3384, which is a product candidate for the treatment of BAM.

No product is currently approved for the treatment of either of PFIC or BAM in the United States or for the treatment of PFIC in the European Union or, to our knowledge, any other jurisdiction. There is limited clinical experience in PFIC and in BAM. Accordingly, there is not a well-established development path that, with positive outcomes in clinical trials, would be reasonably assured of receiving marketing approval for these indications.

Our planned Phase 3 PFIC program includes a single randomized, double blind, placebo controlled, multicenter clinical trial and an open label long-term extension study. The double blind trial is designed to enroll approximately 60 patients with PFIC (type 1 or 2), ages six months to 18 years, at sites in the United States, Canada, Europe, the Middle East and Australia. Patients will be assigned to receive either 40 µg/kg/day or 120 µg/kg/day of A4250, or placebo, for 24 weeks. Patients taking a stable dose of medication to manage pruritus when entering the trial will be permitted to continue such background medication during the trial, subject to specified exceptions. The trial will have a primary endpoint for U.S. purposes, a different primary endpoint for E.U. purposes, and several secondary endpoints, including progression to surgery, change in growth markers and liver biochemistry variables, and others. The primary endpoint for FDA evaluation, and a key secondary endpoint for EMA evaluation, will be an assessment of change in pruritus using a proprietary tool that we have developed. The trial’s primary endpoint for EMA evaluation, and a key secondary endpoint for FDA evaluation, will be serum bile acid responder rate, where a responder is a patient who achieves either a reduction in serum bile acid levels of 70% or more from baseline or a reduction of serum bile acid levels at least to an absolute level that is specified in between 50 and 100 µmol/l. Patients in the trial will have the opportunity to participate in the open label extension study to assess long-term safety and durability of response.

Based on feedback that we have received from the FDA and the EMA, we expect both regulatory authorities to place a greater emphasis on the totality of the data from our planned Phase 3 clinical trial, including secondary endpoints, than may generally be expected. As a result, there is risk that, even if the primary endpoint of our planned Phase 3 clinical trial of A4250 for FDA evaluation purposes or for EMA evaluation purposes is met with statistical significance, the applicable regulatory authority may not find the overall results of our planned Phase 3 trial to be sufficient to support marketing approval of A4250 to treat PFIC, a symptom of PFIC such as pruritus or any other indication, and we may never receive marketing approval.

Furthermore, the FDA has informed us that showing a clinically meaningful effect only on pruritus could support approval for the treatment of pruritus associated with PFIC and has indicated to us that meaningful improvements on one or more additional clinical benefit endpoints and/or corroborative real- world clinical evidence would be required to support approval for the treatment of PFIC itself. Certain secondary endpoints that we expect to use in our planned Phase 3 trial may be considered clinical benefit endpoints, including progression to surgery and change in growth markers. The likelihood that a treatment duration of 24 weeks will be long enough for a placebo controlled trial to demonstrate an effect of A4250 on any particular clinical benefit endpoint is uncertain, and, if not, FDA approval of A4250 could be limited to the treatment of pruritus in PFIC patients, if A4250 is approved at all.

To support marketing approval of a drug, the FDA requires a demonstration of efficacy based on an endpoint reflecting clinical benefit. However, under Subpart H regulations, the FDA can grant accelerated approval based on a surrogate endpoint that is reasonably likely to predict clinical benefit. If we elect to seek accelerated approval under Subpart H, the FDA (or EMA under its regulations) may determine that the surrogate endpoint, or that the outcome shown in the planned trial on the surrogate endpoint, does not establish a reasonable likelihood of predicting clinical benefit or otherwise is not sufficient to support approval, even if the surrogate endpoint is met with statistical significance. For example, if we pursue an accelerated approval of A4250 under Subpart H and the results of the change in pruritus endpoint are not of a magnitude that will be clearly meaningful, it is possible that the FDA will not consider the result to be sufficient to support approval under the Subpart H pathway. If this occurs, our business would be materially harmed.

In addition, if we pursue an accelerated approval under Subpart H for A4250, we will be required to conduct a post-approval clinical outcomes trial to confirm its clinical benefit in PFIC. Whether our planned open label extension study will meet this requirement is uncertain. If not, and if we pursue accelerated approval under Subpart H, we would need to conduct an additional study, which is not currently planned. There can be no assurance that our open label extension study or any other post-approval trial that we conduct will confirm that the surrogate endpoint used for accelerated approval will show an adequate correlation with clinical outcomes. If a clinical outcomes confirmatory trial that we conduct fails to show such adequate correlation, we may not be able to maintain any previously granted marketing approval for A4250 in PFIC that we may obtain.

We have selected serum bile acid responder rate as the primary endpoint for purposes of EMA evaluation and as a key secondary endpoint for FDA evaluation. To support the clinical utility of reduction in serum bile acids in the treatment of patients with PFIC, we are supporting an independent study pooling and analyzing long-term PFIC patient data from a number of leading PFIC academic centers, which we refer to as the PFIC Study Group. Should the data that are being accumulated by the PFIC Study Group come to a different conclusion than we anticipate about the relationship of serum bile acids to beneficial clinical outcomes, the EMA or the FDA may determine the results of the Phase 3 PFIC study not to be adequate to support approval.

Also, it is possible that any marketing authorization we may receive in the future from the EMA for A4250 for the treatment of PFIC could be conditional on post-authorization studies and not be considered a full authorization. Our ability to obtain and maintain conditional marketing authorization in the European Union will be limited to specific circumstances and subject to several conditions and obligations, if obtained at all, including the completion of a clinical outcomes trial to confirm the clinical benefit of A4250 in PFIC. Conditional marketing authorizations based on incomplete clinical data may be granted for a limited number of listed medicinal products for human use, including products designated as orphan medicinal products under European Union law, if (1) the risk-benefit balance of the product is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) unmet medical needs will be fulfilled and (4) the benefit to public health of the immediate availability on the market of the medicinal product outweighs the risk inherent in the fact that additional data are still required. Specific obligations, including with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data, may be specified in the conditional marketing authorization. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions.

The FDA and EMA generally require two pivotal clinical trials to support marketing approval of a drug. It is our objective to conduct a single Phase 3 clinical trial in patients with PFIC that, together with data from a long-term, open label extension study, forms the primary support for applications for marketing approval of A4250 in both the United States and European Union for treatment of patients with PFIC. If the FDA or EMA requires us to conduct additional clinical trials beyond the ones that we currently contemplate in order to support marketing approval of A4250 to treat patients with PFIC in the United States or European Union, it would result in a more expensive and potentially longer development program for A4250 than we currently contemplate, which could delay our ability to generate product revenues with A4250, interfere with our ability to enter into any potential licensing or collaboration arrangements with respect to this program, cause our value to decline, and limit our ability to obtain additional financing that may be necessary to complete the planned pivotal program. Even though it is our objective to conduct a single Phase 3 trial of A4250 as the basis, together with safety data from an extension study to evaluate long-term outcomes, for an application for marketing approval for A4250 in PFIC, either the FDA or the EMA may require that we meet the primary endpoint or endpoints in the trial at a higher level of statistical significance than would otherwise be required for a trial to be successful, which would reduce the likelihood of a positive trial.

Likewise, if we conduct any future clinical trial designed to support marketing approval of A3384 as a treatment for BAM, the FDA, EMA or any regulatory authority outside of the United States or the European Union may determine that the designs or endpoints of the trial, or that the outcomes shown on any particular endpoints in the trial, are not sufficient to establish a clinically meaningful benefit for A3384 in the treatment of BAM or otherwise to support marketing approval, even if the primary endpoint or endpoints of the trial is met with statistical significance.

The design of our planned Phase 3 clinical trial of A4250 in patients with PFIC does not conform precisely in all respects to the recommendations or preferences expressed by either the FDA or EMA.

Although the feedback on our proposed Phase 3 clinical trial in patients with PFIC that we have received from the FDA and EMA is generally consistent, it is not identical and the design of our planned Phase 3 clinical trial of A4250 in patients with PFIC does not conform precisely in all respects to the recommendations or preferences expressed by either regulatory authority. As a result, there is increased risk that, even if we view the results of our planned trial as favorable, the FDA or EMA may not find the overall results to be sufficient to support marketing approval of A4250 to treat PFIC, a symptom of PFIC such as pruritus or any other indication.

If the commercial opportunity in PFIC is smaller than we anticipate, or if A4250 receives approval to treat only a specific subpopulation of patients with PFIC or only a specific symptom of PFIC such as pruritus, our future revenue from A4250 may be adversely affected and our business may suffer.

If the size of the commercial opportunities in any of our target indications is smaller than we anticipate, we may not be able to achieve profitability and growth. We are developing A4250 initially as a treatment for patients with PFIC and potentially also as a treatment for patients with other pediatric cholestatic liver diseases and disorders. PFIC and these other diseases and disorders are each rare, with a limited patient population. Moreover, we expect that the addressable PFIC patient population for A4250 is only a subset of the overall patient population, specifically patients who have not yet received partial external biliary diversion, or PEBD, surgery or liver transplant surgery or patients who have had PEBD reversal surgery. We are not aware of any available patient registries for PFIC, and we rely on various estimates and assumptions to estimate the addressable PFIC population. In addition, there are different subtypes of PFIC and the beneficial effects of A4250 may vary among patients with different subtypes or among children of different ages. Our planned Phase 3 clinical trial will enroll patients with PFIC types 1 and 2, but not PFIC type 3. A4250 may ultimately receive regulatory approval, if at all, as a treatment for some but not all of the subtypes, or for children of some ages but not others. Moreover, we plan to use change in pruritus as the primary endpoint of our planned Phase 3 trial for purposes of FDA evaluation. The FDA has informed us that showing a clinically meaningful effect only on pruritus could support approval for the treatment of pruritus associated with PFIC and has indicated to us that meaningful improvements on one or more additional clinical benefit endpoints and/or corroborative real-world clinical evidence would be required to support approval for the treatment of PFIC itself. If the commercial opportunity in PFIC is smaller than we anticipate, whether because our estimates of the addressable patient population prove to be incorrect, because A4250 receives marketing approval, if at all, as a treatment for some but not all PFIC subtypes, for children of some ages but not others, for pruritus associated with PFIC but not PFIC itself or for any other reason, our future revenue from A4250 may be adversely affected and our business may suffer.

It is critical to our ability to grow and become profitable that we successfully identify patients with PFIC and any other rare cholestatic liver diseases and disorders that we may target in the future. Our projections of the number of people who have PFIC or our other potential target cholestatic liver diseases and disorders, as well as the subset who have the potential to benefit from treatment with A4250, are based on a variety of sources, including third-party estimates and analyses in the scientific literature, and may prove to be incorrect. Further, new information may emerge that changes our estimate of the prevalence of these diseases or the number of patient candidates for A4250. The effort to identify patients with PFIC or our other potential target indications is at an early stage, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the addressable patient population for A4250 may be limited or may not be amenable to treatment with A4250, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for A4250, we may never achieve profitability because the potential target patient population for A4250 is small.

We rely on EA Pharma for the successful commercialization of elobixibat to treat chronic constipation in Japan and other select markets in Asia. If EA Pharma does not successfully commercialize elobixibat in Japan, we may not receive any future payments under our royalty interest acquisition agreement with HCR or our license agreement with EA Pharma.

We entered into a license agreement with EA Pharma (formerly known as Ajinomoto Pharmaceuticals) for elobixibat in April 2012. In January 2018, the Japanese Ministry of Health, Labour and Welfare, or MHLW, approved a new drug application filed by EA Pharma for elobixibat for the treatment of chronic constipation. EA Pharma plans to co-market elobixibat in Japan with another company, Mochida Pharmaceutical Co., Ltd, or Mochida, and to co-promote elobixibat in Japan with Eisai Co., Ltd.

In December 2017, we entered into a royalty interest acquisition agreement, or RIAA, with HCR pursuant to which we sold to HCR our right to receive all royalties and sales milestones for elobixibat in Japan that may become payable by EA Pharma pursuant to the license agreement, up to a specified maximum amount, or cap amount, equal to 175% of the amount paid by HCR to us under the RIAA plus certain patent-related expenses (if such patent-related expenses become payable by HCR). Under the RIAA, the approval by the MHLW triggers a $45 million payment to us from HCR, subject to customary closing conditions, and we are eligible to receive an additional $15 million if a specified sales milestone is achieved for elobixibat in Japan. The RIAA further provides that, if the cap amount is reached, we will again become eligible to receive royalties and sales milestones for elobixibat from EA Pharma under the terms of the license agreement. If EA Pharma does not successfully commercialize elobixibat in Japan, we may not receive any future payments under our RIAA with HCR or our license agreement with EA Pharma.

EA Pharma is responsible for all commercialization of elobixibat in its licensed field (namely, all prophylactic or therapeutic uses of a pharmaceutical product for gastrointestinal diseases and disorders, symptoms of constipation of all causes or postoperative ileus, in colonoscopy cleansing procedures and, in specified circumstances, select liver diseases) in Japan and for all future development and commercialization of elobixibat in its licensed field in Indonesia, Korea, Myanmar, Taiwan, Thailand and Vietnam, and has substantial control over the conduct and timing of development efforts with respect to elobixibat in these countries. We have little control over the amount and timing of resources that EA Pharma devotes, or Mochida devotes, to the commercialization of elobixibat in Japan or to the development of elobixibat in these other countries. If EA Pharma or, where applicable, Mochida fails to devote sufficient financial and other resources, the commercialization of elobixibat in Japan and the development and potential commercialization of elobixibat otherwise in EA Pharma’s licensed territory would be adversely affected. If this occurs but the cap amount under the RIAA were nevertheless reached, royalties that we could receive on any future elobixibat product sales could be delayed or reduced.

EA Pharma has the right to terminate the elobixibat agreement on a country-by-country basis or in its entirety for an uncured material breach by us or in specified bankruptcy or similar events. EA Pharma also has the right, with 180 days’ notice, to terminate the agreement in its entirety or on a country-by-country basis (except for Japan) for any reason.

If EA Pharma terminates the elobixibat agreement at any time, for any reason, it would negatively impact both the likelihood that we would receive any future payments under our RIAA with HCR or our license agreement with EA Pharma and the development of elobixibat in EA Pharma’s licensed territory, which would materially harm our business and could accelerate our need for additional capital. In particular, we would be required to seek a replacement licensee for Japan under the RIAA.

Raising additional capital may cause dilution to our investors, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, licensing, collaboration or similar arrangements, grants and debt financings. We do not have any committed external source of funds. We filed a universal shelf registration statement on Form S-3 with the SEC, which was declared effective on December 5, 2017, pursuant to which we registered for sale up to $125 million of any combination of our common stock, preferred stock, debt securities, warrants, rights, purchase contracts and/or units from time to time and at prices and on terms that we may determine, including up to $50 million of our common stock available for issuance pursuant to an at-the-market offering program Sales Agreement that we entered into with Cowen and Company LLC, or Cowen, in October 2017. Pursuant to the Sales Agreement, we may offer and sell, from time to time at our discretion, shares of our common stock having an aggregate offering price of up to $50 million through Cowen as our sales agent. Under the Sales Agreement, Cowen may sell the shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act. We may seek to raise additional capital at any time. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions.

If we raise additional funds through licensing, collaboration or similar arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research and development programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and net operating loss carryforwards, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact, if any, will be recognized in our tax expense in the year of enactment. We continue to examine the impact this tax reform legislation may have on our business. The impact of this tax reform is uncertain and could be adverse. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders, including purchasers of common stock in this offering, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Risks Related to this Offering

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after giving effect to this offering. If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $22.72 per share. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.” In addition, in the past, we have issued options to acquire common stock at prices significantly below the offering price. To the extent these outstanding options are ultimately exercised, you will incur additional dilution.

Our management will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you are relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

Except for a single dividend paid by Albireo Limited in 2012, we have never paid or declared any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock will provide a return to our stockholders.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement, subject to certain exceptions. The underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that relate to future events or to our future operating or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement. Forward-looking statements include statements, other than statements of historical fact, about, among other things:

∎	the plans for, or progress, scope, cost, duration or results of our development activities, nonclinical studies and clinical trials of A4250, elobixibat, A3384 or any of our other product candidates or programs, such as the target indication(s) for development or approval, the size, design, population, conduct, cost, objective or endpoints of any clinical trial, or the timing for initiation or completion of or availability of results from any clinical trial (including our planned Phase 3 clinical trial of A4250 in patients with PFIC), for submission or approval of any regulatory filing, or for meeting with regulatory authorities;

∎	the potential benefits that may be derived from any of our product candidates;

∎	the timing of and our ability to obtain and maintain regulatory approval of our existing product candidates, any product candidates that we may develop, and any related restrictions, limitations, or warnings in the label of any approved product candidates;

∎	any payment that HCR or EA Pharma may make to us or any other action or decision that EA Pharma may make concerning elobixibat or our business relationship;

∎	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements;

∎	our use of proceeds from this offering; and

∎	our strategies, prospects, plans, expectations, forecasts or objectives.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this report, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance or achievements expressed or implied by any forward-looking statement to differ. These risks, uncertainties and other factors are described in greater detail under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 3 of the accompanying prospectus or in our Annual Report on Form 10-K for the year ended December 31, 2016 or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

You should read this prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward- looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 1,970,000 shares of our common stock in this offering will be approximately $60.8 million, or approximately $69.9 million if the underwriters exercise their option to purchase additional shares of our common stock in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently estimate that we will use the net proceeds from this offering:

∎	to expand the Phase 3 clinical program of A4250 to treat patients with PFIC to support potential future approval in Japan;

∎	to progress clinical development of our pipeline product candidates;

∎	to accelerate our preclinical program in NASH;

∎	to conduct activities in preparation for a potential future commercial launch of A4250 to treat patients with PFIC in the United States and European Union; and

∎	for general and administrative expenses, capital expenditures, working capital and other general corporate purposes.

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering and the expected receipt of payments from HCR and EA Pharma, will be sufficient to fund our operating expenses and capital expenditure requirements through 2020.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business conditions. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the relative success and cost of our preclinical and clinical development programs, whether our pending method of use patent for elobixibat in NASH issues in the United States, whether we are able to enter into future collaborations, and any unforeseen delays or cash needs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these planned trials and activities or other development activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate- term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF COMMON STOCK

Prior to the closing of the Transaction on November 3, 2016, Biodel’s common stock was traded on The Nasdaq Capital Market under the symbol “BIOD.” On November 3, 2016, following the closing of the Transaction, we changed our name to “Albireo Pharma, Inc.” On November 4, 2016, our common stock began trading on The Nasdaq Capital Market under the symbol “ALBO.” The following table sets forth, for the periods indicated, the high and low reported sales prices per share of our common stock as reported on The Nasdaq Capital Market. In connection with the closing of the Transaction, on November 3, 2016, we effected a 1-for-30 reverse stock split of our common stock. All of the prices in the table below have been adjusted to reflect the effect of the reverse stock split.

Fiscal Quarter Ended	High	Low
March 31, 2016	$11.34	$6.66
June 30, 2016	$15.89	$7.84
September 30, 2016	$14.34	$8.55
December 31, 2016	$37.69	$13.20

March 31, 2017	$27.39	$16.39
June 30, 2017	$25.25	$15.31
September 30, 2017	$27.93	$20.25
December 31, 2017	$29.20	$20.88

March 31, 2018 (through January 24, 2018)	$37.30	$25.64

On January 24, 2018, the last reported sale price of our common stock on The Nasdaq Capital Market was $35.76 per share. As of January 24, 2018, we had 32 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

Except for a single dividend paid by Albireo Limited in 2012, we have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2017:

∎	on an actual basis; and

∎	on an as adjusted basis to give effect to the issuance and sale by us of 1,970,000 shares of our common stock in this offering at the public offering price of $33.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read together with our consolidated financial statements and related notes and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
	Actual	As Adjusted
	(In thousands except share data)
Cash and cash equivalents	$57,073	$117,832

Long-term debt, current portion	$1,470	$1,470

Stockholders’ equity:
Common stock, $0.01 par value per share; 30,000,000 authorized; 8,882,785 issued and outstanding, actual; 10,852,785 shares issued and outstanding, as adjusted	91	111
Additional paid-in capital	113,515	174,255
Accumulated other comprehensive income	817	817
Accumulated deficit	(45,303)	(45,303)

Total stockholders’ equity	69,120	129,879

Total capitalization	$70,590	$131,349

The number of shares of our common stock to be outstanding after this offering is based on an aggregate of 8,882,785 shares of our common stock outstanding as of September 30, 2017. The table above does not include:

∎	1,027,321 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $17.81 per share, of which 331,832 shares were vested as of such date;

∎	67,260 shares of common stock reserved for future issuance under the 2016 Plan, as of September 30, 2017, plus up to an additional maximum of 163,288 shares that are represented by outstanding stock options granted under the 2010 Plan as of September 30, 2017, which may be issued solely after the forfeiture, expiration or cancellation of such stock options; and

∎	150,000 shares of common stock reserved for future issuance under the 2017 Inducement Plan as of September 30, 2017.

Subsequent to September 30, 2017 and through the date of this prospectus supplement, we issued 19,999 shares of our common stock upon the exercise of stock options.

DILUTION

If you invest in our common stock, your ownership interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

As of September 30, 2017, our historical net tangible book value was $50.9 million, or $5.73 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 8,882,785, the number of outstanding shares of common stock outstanding as of September 30, 2017.

After giving effect to the sale of 1,970,000 shares of our common stock in this offering at the public offering price of $33.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2017 would have been $111.6 million or $10.28 per share of common stock. This amount represents an immediate increase in net tangible book value of $4.56 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $22.72 per share of common stock to new investors purchasing our shares of common stock in this offering. We determine dilution by subtracting the net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$33.00
Historical net tangible book value per share as of September 30, 2017	$5.73
Increase in net tangible book value per share attributable to new investors	4.56

As adjusted net tangible book value per share after the offering		10.28

Dilution in as adjusted net tangible book value per share to new investors		$22.72

If the underwriters exercise their option to purchase 295,500 additional shares of our common stock in full at the public offering price of $33.00 per share, the net tangible book value per share after giving effect to the offering would be $10.83 per share. This represents an immediate increase in as adjusted net tangible book value of $5.11 per share to existing stockholders and an immediate dilution in net tangible book value of $22.17 per share to new investors purchasing shares of our common stock in this offering.

The above discussion and table are based on 8,882,785 shares of common stock outstanding as of September 30, 2017, and exclude:

∎	1,027,321 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $17.81 per share, of which 331,832 shares were vested as of such date;

∎	67,260 shares of common stock reserved for future issuance under the 2016 Plan, as of September 30, 2017, plus up to an additional maximum of 163,288 shares that are represented by outstanding stock options granted under the 2010 Plan as of September 30, 2017, which may be issued solely after the forfeiture, expiration or cancellation of such stock options; and

∎	150,000 shares of common stock reserved for future issuance under the 2017 Inducement Plan as of September 30, 2017.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Subsequent to September 30, 2017 and through the date of this prospectus supplement, we issued 19,999 shares of our common stock upon the exercise of stock options.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes (not addressed, for instance, are gift and except to the limited extent set forth below, estate taxes). Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, broker-dealers and traders in securities, commodities or currencies, U.S. expatriates and certain former citizens and other long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons that are deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of options or otherwise as compensation, persons that own or are deemed to own more than 5% of our common stock (except as specifically set forth below), persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non- U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the U.S., (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute dividends for U.S. tax purposes. Subject to the discussion below regarding backup withholding and FATCA withholding, dividends will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals), IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number, and certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

We generally are not required to withhold a U.S. gross basis income tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (unless the Non-U.S. Holder claims such dividends are not subject to the United States net basis income tax pursuant to an applicable income tax treaty because the dividends are business profits not attributable to a permanent establishment in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section. See the discussion below in “Gain on Disposition of Our Common Stock.”

Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding , a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the Non-U.S; Holder is a foreign corporation, the branch profits tax described above in “Distributions” may also apply; (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by any U.S.-source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or (3) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our assets classified as U.S. real property for U.S. income tax purposes relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we pay on our common stock (even if the payments are not dividends subject to withholding) including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), IRS Form W-8ECI or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements do not apply if the holder provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities) or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain non-U.S. brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Back-up withholding is not an additional tax. Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult with their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Accounts/FATCA Withholding

Sections 1471 through 1474 of the Code and related Treasury Regulations (commonly referred to as “FATCA”) generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules to their investment in our common stock.

The withholding provisions described above apply currently to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

Federal Estate Tax

If the estate of an individual Non-U.S. Holder who was not a citizen of the United States and was also a nonresident (especially defined for estate tax purposes) who was treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock, the estate will include the value thereof for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR U.S. FEDERAL TAX LAWS.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and William Blair & Company, L.L.C. are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC	788,000
William Blair & Company, L.L.C.	591,000
Needham & Company, LLC	216,700
Wedbush Securities Inc.	216,700
Roth Capital Partners, LLC	157,600

Total	1,970,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option to Purchase Additional Shares.    We have granted to the underwriters an option to purchase up to 295,500 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering payable by us, excluding underwriting discount, will be approximately $350,000. We also have agreed to reimburse the underwriters for up to $30,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

	Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$33.00	$65,010,000	$74,761,500
Underwriting discount	$1.98	$3,900,600	$4,485,690
Proceeds, before expenses, to Albireo Pharma, Inc.	$31.02	$61,109,400	$70,275,810

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $1.188 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

∎	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

∎	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

∎	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

∎	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.    Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives, for a period of 90 days after the date of the underwriting agreement; provided, that, after the 60th day following the date of the underwriting agreement, we may issue shares of our common stock pursuant to the at-the-market offering program Sales Agreement that we entered into with Cowen and Company LLC, or Cowen, in October 2017. Pursuant to the Sales Agreement, we may offer and sell, from time to time at our discretion, shares of our common stock having an aggregate offering price of up to $50 million through Cowen as our sales agent.

The representatives, in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

Canada.    The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom.    Each of the underwriters has represented and agreed that:

∎

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

∎	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

∎	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.    In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

∎	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

∎	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

∎	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offered to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of the common stock and may at any time hold, or recommend to clients that they acquire, long and/or short positions in the common stock.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Goodwin Procter LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Albireo Pharma, Inc. at December 31, 2016, and for the year then ended, incorporated by reference in this prospectus supplement and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP (United States), independent registered public accounting firm, and at December 31, 2015, and for the year then ended, by Ernst & Young LLP (United Kingdom), independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We also maintain a website at www.albireopharma.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus supplement. This prospectus supplement omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus supplement. Statements in this prospectus supplement regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 27, 2017;

∎	the portions of our definitive proxy statement on Schedule 14A that we filed with the SEC on April 21, 2017 that are deemed “filed” with the SEC under the Exchange Act;

∎	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 that we filed with the SEC on May 11, 2017, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 that we filed with the SEC on August 21, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 that we filed with the SEC on November 14, 2017;

∎	our Current Reports on Form 8-K that we filed with the SEC on January 27, 2017, February 10, 2017, May 18, 2017, May 23, 2017, May 24, 2017, June 15, 2017, September 28, 2017, October 13, 2017, January 4, 2018 and January 24, 2018;

∎	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 8, 2007, including any amendment or report filed for the purpose of updating such description; and

∎	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of the offering of securities under this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-33451.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or in the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Albireo Pharma, Inc.

10 Post Office Square, Suite 502 South

Boston, Massachusetts 02109

Telephone: (857) 254-5555

You may also access these documents on our website, http://www.albireopharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

Albireo Pharma, Inc.

$125,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

RIGHTS

PURCHASE CONTRACTS

UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $125,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer: common stock or preferred stock upon conversion of or exchange for the debt securities; common stock upon conversion of or exchange for the preferred stock; common stock, preferred stock or debt securities upon the exercise of warrants, rights or performance of purchase contracts; or any combination of these securities upon the performance of purchase contracts.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ALBO.” On November 15, 2017, the last reported sale price of our common stock was $22.75 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 3 of this prospectus under the caption “Risk Factors.” We may also include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock or preferred stock, various series of debt securities or warrants, and rights or purchase contracts to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “the Company,” “we,” “us,” “our” and similar terms refer to Albireo Pharma, Inc. and its direct and indirect subsidiaries.

(i)

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Please carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About Albireo Pharma, Inc.

We are a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and gastrointestinal, or GI, disorders where improper flow or absorption of bile causes serious medical conditions for which there is high unmet need. The initial target indication for our lead product candidate, A4250, is progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. We have evaluated A4250 in a Phase 2 clinical trial in children with chronic cholestasis and are conducting preparatory activities for the planned initiation of a Phase 3 clinical trial in patients with PFIC. In addition to PFIC, we plan to consider conducting future clinical development of A4250 as a treatment for one or more other pediatric cholestatic liver diseases and disorders. Our clinical-stage product candidates in addition to A4250 include elobixibat, for which our licensee has submitted a new drug application for approval in Japan to treat chronic constipation, and A3384, which is in development to treat bile acid malabsorption, or BAM. We also have a preclinical program in nonalcoholic steatohepatitis, or NASH.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including the Annual Report on Form 10-K of Albireo Pharma, Inc. for the year ended December 31, 2016, as described under the caption “Incorporation of Documents by Reference” on page 31 of this prospectus.

Our Corporate Information

On November 3, 2016, Biodel Inc., or Biodel, completed its business combination with Albireo Limited in accordance with the terms of the Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, or the Exchange Agreement, by and among Biodel, Albireo Limited and the shareholders and noteholders of Albireo Limited. Pursuant to the Exchange Agreement, each holder of Albireo Limited shares or notes convertible into Albireo Limited shares received newly issued shares of Biodel common stock, and Albireo Limited became a wholly owned subsidiary of Biodel. We refer to this exchange as the Transaction. Also on November 3, 2016, in connection with, and prior to completion of, the Transaction, Biodel effected a 1-for-30 reverse stock split of its common stock, which we refer to as the Reverse Stock Split, and, following the completion of the Transaction, changed its name to Albireo Pharma, Inc. As used herein, the words the “Company,” “we,” “us,” “our” and similar terms refer to Albireo Pharma, Inc. and its direct and indirect subsidiaries. In addition, the word “Biodel” refers to the Company prior to November 3, 2016.

Our corporate headquarters are located at 10 Post Office Square, Suite 502 South, Boston, Massachusetts 02109, and our telephone number is (857) 254-5555. We maintain a website at www.albireopharma.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock or preferred stock, various series of debt securities or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, with a total value of up to $125,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

∎	designation or classification;

∎	aggregate principal amount or aggregate offering price;

∎	maturity, if applicable;

∎	rates and times of payment of interest or dividends, if any;

∎	redemption, conversion or sinking fund terms, if any;

∎	voting or other rights, if any; and

∎	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

∎	the names of those agents or underwriters;

∎	applicable fees, discounts and commissions to be paid to them;

∎	details regarding over-allotment options, if any; and

∎	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in the Company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our subsequent current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

Any time debt securities are offered pursuant to this prospectus, we will provide a table setting forth our ratio of earnings to fixed charges on a historical basis in the applicable prospectus supplement, if required.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that relate to future events or to our future operations or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement. Our forward-looking statements include statements, other than statements of historical fact, about, among other things:

∎	the progress, scope, cost, duration or results of our development activities, nonclinical studies and clinical trials of A4250, elobixibat, A3384 or any of our other product candidates or programs, such as the target indication(s) for development or approval, the size, design, population, conduct, cost, objective or endpoints of any clinical trial, or the timing for initiation or completion of or availability of results from any clinical trial (including our planned Phase 3 clinical trial of A4250 in patients with progressive familial intrahepatic cholestasis, or PFIC), for submission or approval of any regulatory filing (including for approval of a new drug application in Japan for elobixibat), or for meeting with regulatory authorities;

∎	the potential benefits that may be derived from any of our product candidates;

∎	the timing of and our ability to obtain and maintain regulatory approval of our existing product candidates, any product candidates that we may develop, and any related restrictions, limitations, or warnings in the label of any approved product candidates;

∎	any payment that EA Pharma Co., Ltd. (EA Pharma) may make to us or any other action or decision that EA Pharma may make concerning elobixibat or our business relationship;

∎	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements; and

∎	our strategies, prospects, plans, expectations or objectives.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance or achievements expressed or implied by any forward-looking statement to differ materially from those expressed or implied by any forward-looking statement. Some of these risks, uncertainties and other factors include our critical accounting policies and:

∎	the design, size, duration and endpoints for, and results from, our planned Phase 3 clinical trials of A4250 in patients with PFIC, or that will be required to obtain marketing approval for A4250 to treat patients with PFIC or any other pediatric cholestatic liver disease or for A3384 to treat BAM;

∎	whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from future clinical trials, including the trials comprising our planned Phase 3 PFIC program for A4250;

∎	whether either or both of the U.S. Food and Drug Administration, or FDA, and European Medicines Agency, or EMA, will determine that the primary endpoint and duration of the planned double blind Phase 3 trial in patients with PFIC is sufficient, even if such primary endpoint is met with statistical significance, to support approval of A4250 in the United States or the European Union, to treat PFIC, a symptom of PFIC or otherwise;

∎	the outcome and interpretation by regulatory authorities of an ongoing third-party study pooling and analyzing long-term PFIC patient data;

∎	the timing for initiation or completion of, or for availability of data from, the trials comprising the planned Phase 3 PFIC program for A4250, and the outcomes of such trials;

∎	whether changes made in the process of finalizing the protocol for the planned double blind Phase 3 trial of A4250 in patients with PFIC result in a delay in its initiation;

∎	delays or other challenges in the recruitment of patients for the planned double blind Phase 3 trial of A4250;

∎	whether our current cash resources will be sufficient to fund our planned Phase 3 clinical program for A4250 in patients with PFIC to completion;

∎	whether A4250 will meet the criteria to receive a pediatric priority review voucher from the FDA when applicable, and, if necessary, whether the pediatric priority review voucher program will be renewed beyond 2020;

∎	the competitive environment and commercial opportunity for a potential treatment for PFIC and other orphan pediatric cholestatic liver diseases;

∎	the conduct and results of clinical trials and nonclinical studies and assessments of A4250, elobixibat, A3384 or any of our other product candidates and programs, including the performance of third parties engaged to execute them and difficulties or delays in patient enrollment and data analysis;

∎	the medical benefit that may be derived from A4250, elobixibat, A3384 or any of our other product candidates;

∎	the extent to which our agreement with EA Pharma for elobixibat generates nondilutive income for us;

∎	the timing and success of submission, acceptance and approval of regulatory filings, including in particular the new drug application submitted by EA Pharma in Japan for elobixibat for the treatment of chronic constipation, and any related restrictions, limitations or warnings in the label of any approved product candidates;

∎	the significant control or influence that EA Pharma has over the development and commercialization of elobixibat in Japan and its other licensed territories;

∎	whether we elect to seek and, if so, our ability to establish a license or other partnering transaction with a third party for elobixibat in the United States or Europe;

∎	whether findings from nonclinical studies and clinical trials of IBAT inhibitors will be predictive of future clinical success for a product candidate of ours in the treatment of NASH;

∎	the accuracy of our estimates regarding expenses, costs, future revenues, uses of cash and capital requirements;

∎	our ability to obtain additional financing on reasonable terms, or at all;

∎	our ability to establish additional licensing, collaboration or similar arrangements on favorable terms and our ability to attract collaborators with development, regulatory and commercialization expertise;

∎	the success of competing third-party products or product candidates;

∎	our ability to successfully commercialize any approved product candidates, including their rate and degree of market acceptance;

∎	our ability to expand and protect our intellectual property estate;

∎	regulatory developments in the United States and other countries;

∎	the performance of our third-party suppliers, manufacturers and contract research organizations and our ability to obtain alternative sources of raw materials; and

∎	our ability to attract and retain key personnel.

These and other risks and uncertainties are described in greater detail under the caption “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus, or in the sections entitled “Business,” “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our subsequent current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements contained in this prospectus or in any document incorporated herein by reference may not occur.

Investors are cautioned not to place undue reliance on any forward-looking statement. Each forward-looking statement represents our views only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. We expressly disclaim any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and our further development and potential commercialization of either or both of our product candidates A4250 and A3384, as well as the development of other product candidates, and other general corporate purposes, including, but not limited to, working capital, intellectual property protection and enforcement, capital expenditures, repayment of any existing indebtedness, investments, acquisitions and collaborations. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to public offerings through one or more placement agents or underwriters, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

∎	a fixed price or prices, which may be changed from time to time;

∎	market prices prevailing at the time of sale;

∎	prices related to the prevailing market prices; or

∎	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time, and may enter into arrangements for “at-the-market,” equity line or similar transactions. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

∎	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

∎	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on The NASDAQ Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 30,000,000 shares of common stock, par value $0.01 per share. On September 30, 2017, we had approximately 8,882,785 shares of common stock outstanding and approximately 39 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to the section of this prospectus entitled “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws” and our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, New York, NY 10004.

Stock Exchange Listing

Our common stock is listed for quotation on The NASDAQ Capital Market under the symbol “ALBO.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

∎	the title and stated value;

∎	the number of shares offered, the liquidation preference, if any, per share and the purchase price;

∎	the dividend rate(s), period(s) or payment date(s), or method(s) of calculation for such dividends;

∎	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

∎	the procedures for any auction and remarketing, if any;

∎	the provisions for a sinking fund, if any;

∎	the provisions for redemption, if applicable;

∎	any listing of the preferred stock on any securities exchange or market;

∎	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

∎	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

∎	voting rights, if any, of the preferred stock;

∎	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

∎	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

∎	any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither the senior indenture nor any subordinated indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

∎	the title or designation;

∎	the aggregate principal amount and any limit on the amount that may be issued;

∎	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

∎	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

∎	the maturity date and the date or dates on which principal will be payable;

∎	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

∎	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

∎	the terms of the subordination of any series of subordinated debt;

∎	the place or places where payments will be payable;

∎	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

∎	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

∎	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

∎	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

∎	whether we will be restricted from incurring any additional indebtedness;

∎	a discussion of any material or special U.S. federal income tax considerations applicable to a series of debt securities;

∎	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

∎	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

∎	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

∎	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

∎	if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

∎	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

∎	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

∎	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

∎	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

∎	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

∎	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

∎	to fix any ambiguity, defect or inconsistency in the indenture; and

∎	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

∎	extending the fixed maturity of the series of debt securities;

∎	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

∎	reducing the principal amount of discount securities payable upon acceleration of maturity;

∎	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

∎	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

∎	transfer or exchange debt securities of the series;

∎	replace stolen, lost or mutilated debt securities of the series;

∎	maintain paying agencies;

∎	hold monies for payment in trust;

∎	compensate and indemnify the trustee; and

∎	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

∎	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

∎	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

∎	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

∎	the currency or currency units in which the offering price, if any, and the exercise price are payable;

∎	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

∎	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

∎	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

∎	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

∎	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

∎	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

∎	any applicable material U.S. federal income tax consequences;

∎	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

∎	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

∎	if applicable, the date from and after which the warrants and the common stock, preferred stock or debt securities will be separately transferable;

∎	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

∎	information with respect to book-entry procedures, if any;

∎	the anti-dilution provisions of the warrants, if any;

∎	any redemption or call provisions;

∎	whether the warrants may be sold separately or with other securities as parts of units; and

∎	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

As of September 30, 2017, we had no warrants outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock, warrants or purchase contracts, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

∎	the date of determining the stockholders entitled to the rights distribution;

∎	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

∎	the exercise price;

∎	the aggregate number of rights issued;

∎	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

∎	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

∎	the method by which holders of rights will be entitled to exercise;

∎	the conditions to the completion of the offering, if any;

∎	the withdrawal, termination and cancellation rights, if any;

∎	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

∎	whether stockholders are entitled to oversubscription rights, if any;

∎	any applicable material U.S. federal income tax considerations; and

∎	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants or rights, or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants, rights or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

∎	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

∎	whether the purchase contracts are to be prepaid;

∎	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

∎	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

∎	any applicable material U.S. federal income tax considerations; and

∎	whether the purchase contracts will be issued in fully registered or global form.

The preceding description sets forth certain general terms and provisions of the purchase contracts to which any prospectus supplement may relate. The particular terms of the purchase contracts to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the purchase contracts so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the purchase contracts described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable purchase contract for additional information before you decide whether to purchase any of our purchase contracts.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, one or more debt securities, warrants, rights or purchase contacts for the purchase of common stock, preferred stock or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

∎	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

∎	any provisions of the governing unit agreement that differ from those described below; and

∎	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” “Description of Rights” and “Description of Purchase Contracts” will apply to each unit, as applicable, and to any common stock, preferred stock, debt security, warrant, right or purchase contract included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions

The provisions of Delaware law and our restated certificate of incorporation and restated bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause

Pursuant to our restated certificate of incorporation and restated bylaws, our board of directors is divided into three classes, with the term of office of each class to expire at the third annual meeting of stockholders following election. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of preferred stock under specified circumstances, will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier death, resignation or removal. Members of the board of directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 120th day prior to the meeting and not later than the later of

(1) the 90th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by the chairman of our board of directors, our Chief Executive Officer, our President or our board of directors pursuant to a resolution adopted by a majority of our board of directors.

No Stockholder Action by Written Consent

Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, require a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal any of the provisions discussed in this section of this prospectus. This 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 75% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by vote of a majority of the authorized number of directors.

Limitation of Liability and Indemnification

Our restated certificate of incorporation and our restated bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law, except that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) we provide such indemnification, in our sole discretion, pursuant to the powers vested in us under the Delaware General Corporation Law or any other applicable law, or (iv) such indemnification is required to be made under the enforcement provisions of our restated bylaws.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Sixth of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director to the fullest extent under applicable law, which does not include liabilities arising:

∎	from any breach of the director’s duty of loyalty to us or our stockholders;

∎	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

∎	under Section 174 of the Delaware General Corporation Law; and

∎	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided in our restated certificate of incorporation and our restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our restated certificate of incorporation, restated bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, indemnification agreements or law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The consolidated financial statements of Albireo Pharma, Inc. at December 31, 2016, and for the year then ended, incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP (United States), independent registered public accounting firm, and at December 31, 2015, and for the year then ended, by Ernst & Young LLP (United Kingdom), independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.albireopharma.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 27, 2017;

∎	the portions of our definitive proxy statement on Schedule 14A filed on April 21, 2017 that are deemed “filed” with the SEC under the Exchange Act;

∎	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 that we filed with the SEC on May 11, 2017, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 that we filed with the SEC on August 21, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 that we filed with the SEC on November 14, 2017;

∎	our Current Reports on Form 8-K that we filed with the SEC on January 27, 2017, February 10, 2017, May 18, 2017, May 23, 2017, May 24, 2017, June 15, 2017, September 28, 2017 and October 13, 2017;

∎	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 8, 2007, including any amendment or report filed for the purpose of updating such description; and

∎	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-33451.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Albireo Pharma, Inc.

10 Post Office Square, Suite 502 South

Boston, Massachusetts 02109

(857) 254-5555

You may also access these documents on our website, http://www.albireopharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

1,970,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Cowen	William Blair

Co-Managers

Needham & Company	Wedbush PacGrow	Roth Capital Partners

January 25, 2018